Exhibit 10.10

December 14, 2012

Joseph S. Tibbetts, Jr.

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Re:	Offer Letter Amendment

Dear Joseph:

You and Sapient Corporation (“Sapient”) are parties to an Offer Letter dated as of October 16, 2006, as previously amended December 22, 2008 (as amended to date, the “Agreement”). Under the Agreement, in the event of a termination of your employment in specified circumstances, you will be entitled to specified severance pay and other benefits (your “Severance”) subject to your execution and delivery of a release of claims.

This letter serves as your and our agreement that you will not be entitled to any such Severance unless your release of claims is delivered to Sapient and becomes irrevocable within fifty-three (53) days of the effective date of your termination of employment. The Severance payments will commence within seven (7) days after your release becomes irrevocable and, once they commence, will include any unpaid amounts accrued from the date of your termination of employment. Furthermore, if that aggregate sixty (60) day period should happen to begin in one taxable year and end in another taxable year, any payment of Severance (i) payable in that sixty (60) day period and (ii) which constitutes deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) shall not be paid earlier than the second of those taxable years. This amendment is intended to assure the continued compliance of your Agreement with Section 409A, and shall be interpreted and constituted with that intent.

Please confirm your agreement to this amendment to your Agreement by signing and returning the enclosed copy of this letter.

Sincerely yours,

Sapient Corporation

By:	/s/ Joseph A. LaSala, Jr.
Name:	Joseph A. LaSala, Jr.
Title:	Senior Vice President, General Counsel and Secretary

Accepted and Agreed:

/s/ Joseph S. Tibbetts, Jr.
Joseph S. Tibbetts, Jr.